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                                                                   Exhibit 10.40


                                                                  Execution Copy


                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT is made as of March 27, 2000 (the "Effective Date") among Aurora Foods Inc., a Delaware corporation (the "Company") and James
T. Smith (the "Executive").

     WHEREAS, the Executive is possessed of certain experience and expertise in management; and

     WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment.

     NOW, THEREFORE, the parties agree as follows:

1.  EMPLOYMENT.

     1.1. Agreement. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, in each case subject to the terms and conditions set forth herein.

     1.2. Term. The employment of the Executive by the Company shall be for the period commencing on the Effective Date and expiring on the date on which termination of employment is effective pursuant to the provisions of Section 8 (the "Termination Date"). For all purposes of this Agreement, references to the "term" of the Executive's employment hereunder shall mean the period commencing on the Effective Date and ending on the Termination Date.

2. POSITION AND DUTIES. The Executive shall serve as President and Chief Executive Officer of the Company, and shall be accountable to, and shall have such powers, duties and responsibilities as may from time to time be prescribed by, the Board of Directors of the Company (the "Board"). The Executive shall perform and discharge, faithfully, diligently, competently and in good faith such duties and responsibilities. In addition, during the term hereof, the Company shall cause and maintain the election of the Executive as a member of the Board. The Company shall cause the Board to consider Executive for the position of Chairman of the Board within two years of the Effective Date. The Executive (a) shall devote all of his business time and attention and his best efforts and ability to the business and affairs of the Company and its Subsidiaries and (b) shall not engage in business activities not related to the Company whether or not compensated during the term of this Agreement without prior written consent of the Board. The services of the Executive shall be performed at the offices of the Company in the Metropolitan Area.
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3.  COMPENSATION.  Subject to all of the terms and conditions hereof and to the performance by the Executive of his duties and obligations to the Company:

     3.1. Salary. As compensation for services performed from the Effective Date through December 31, 2001, the Company shall pay the Executive a salary at a rate of $550,000 per annum, and thereafter such other greater amount as may be established by the Board annually (such annual rate of salary in effect from time to time being referred to as the "Salary"). The Salary shall be payable in accordance with the regular payroll practices of the Company. Except as otherwise provided in this Agreement, the Salary shall be prorated for any period less than a full year.

     3.2. Signing Bonus. The Executive shall receive a bonus in the amount of $400,000, payable in equal installments on the first 30, 60 and 90 days after the Effective Date.

     3.3. Annual Bonus. As additional compensation for services hereunder, the Executive shall receive an annual bonus in an amount based on Board-specified performance targets set in accordance with an executive bonus plan to be adopted by the Company (such annual bonus in effect from time to time being referred to as the "Annual Bonus"). Such bonus plan shall provide for the Annual Bonus to be equal to 100% of Salary in the event the Company achieves 100% of the Board-specified performance targets, and shall provide for the Annual Bonus to exceed 100% of Salary in the event the Company exceeds the Board-specified performance targets. For the Company's fiscal year ending December 31, 2000, the Annual Bonus shall not be less than 100% of Salary paid in 2000 (the Salary for such fiscal year shall be prorated since Executive shall have been employed by the Company for less than a full year, but the Annual Bonus shall not be further prorated by the following sentence), and for the Company's fiscal year ending December 31, 2001, the Annual Bonus shall not be less than 50% of Salary paid in 2001. Except as otherwise provided in this Agreement, the Annual Bonus shall be prorated for any period less than a full year.

     3.4. Special Bonus. On July 1, 2001, Executive will be eligible to receive a cash bonus of $200,000. 50% of such special bonus will be payable based upon the Company's achievement of Board-specified performance targets and 50% of such special bonus will be payable based upon Executive's continued employment with the Company as of June 30, 2001.

     3.5. Stock Options.

          (a) As soon as practicable after the Effective Date, but in any event prior to May 5, 2000, the Company shall grant to the Executive under the Company's 2000 Equity Incentive Plan stock options (the "Stock Options") to purchase 1,000,000 shares of Common Stock of the Company. Such grant shall be subject to shareholder approval of the Company's 2000 Equity Incentive Plan. Stock Options will have an exercise price based on the trading price of Common Stock on the date of grant. 250,000 Stock

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     Options will vest on each of December 31, 2000, 2001, 2002 and 2003, subject to the terms of a stock option certificate (the "Stock Option Certificate").

          (b) The Company shall have the obligation, upon the written request of Executive within thirty days of the Termination Date, to repurchase shares obtained by the Executive pursuant to exercised Stock Options ("Option Shares") in the event that the Executive's employment with the Company is terminated. In the event the Executive's employment with the Company is terminated pursuant to Section 8.1 (Death), Section 8.2 (Incapacity), Section 8.4 (Other than for Cause), Section 8.5 (Good Reason) or Section 8.6 (Other than for Good Reason) the repurchase price (the "Repurchase Price") shall equal the fair market value of the Option Shares as of the Termination Date. In the event the Executive's employment with the Company is terminated pursuant to Section 8.3 (Cause), the Company shall purchase the Option Shares held by such Executive at a Repurchase Price equal to the original exercise price for such Option Shares; provided, that, in the event that Executive's employment with the Company is terminated pursuant to Section 8.3(d), the Repurchase Price shall equal the fair market value of the Option Shares as of the Termination Date.

          (c) In the event the Executive's employment shall be terminated pursuant to Section 8.1 (Death), Section 8.2 (Incapacity), Section 8.4 (Other than for Cause) or Section 8.5 (Good Reason), any Stock Options outstanding on the Termination Date that were not then exercisable shall become exercisable to the full extent of the original grant, and shall be deemed to become exercisable immediately before the Termination Date.

          (d) In the event of any ambiguity, conflict or inconsistency among or between this Agreement and the Company's 2000 Equity Incentive Plan, the terms of this Agreement shall prevail and govern, including, without limitation, provisions of this Agreement governing vesting and repurchase of Stock Options and Option Shares.

     3.6. Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement by the Company for all reasonable business expenses incurred by him on behalf of the Company or any of its Subsidiaries or Affiliates (in accordance with the policies and procedures established by the Board from time to time for the Company's executive officers) in performing services hereunder; provided, however, that the Executive shall properly account therefor in accordance with requirements for federal income tax deductibility and the Company's policies and procedures.

     3.7. Benefits. From the period commencing on the Effective Date and subject to any contribution generally required of executives of the Company, Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for senior executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, except that the Company will waive minimum service

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requirements for participation, if possible (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan, provided such discretion must be exercised reasonably for the proper administration of the subject plan and not for the purpose of denying benefits to the Executive. The Company may alter, modify or terminate its employee benefit plans at anytime as it, in its sole discretion, determines to be appropriate, provided such alterations and modifications adverse to the Executive are applicable generally to other senior executives of the Company.

     3.8. Vacations. During the term of his employment hereunder, the Executive shall be entitled to 20 paid working days as vacation in each year and shall also be entitled to all paid holidays given by the Company to its employees. The paid vacation days shall be prorated for any period of service hereunder less than a full year. The Executive shall not be entitled to cash compensation for any vacation time not taken during the term hereof and shall not be entitled to accrue unused vacation.

     3.9. Life Insurance. The Company shall maintain life insurance for the benefit of Executive in an amount that is three times Salary, with the beneficiary of such life insurance to be designated by Executive.

     3.1. Transition Expenses. Until the earlier of eighteen months from the Effective Date and Executive moving his primary residence to the Metropolitan Area, the Company shall reimburse Executive (a) for reasonable travel expenses, including reasonable expenses for air and ground transportation and incidental travel related expenses such as meals, parking, and long distance telephone charges of Executive incurred in connection with travel between his primary residence in Nebraska and the Metropolitan Area and (b) the cost, up to an amount to be mutually agreed between the Company and the Executive, of leasing a furnished apartment in the Metropolitan Area. Executive shall use his best efforts to relocate to the Metropolitan Area as soon as reasonably possible after the Effective Date. For each applicable tax year, the Company shall make a lump-sum cash "gross-up" payment to Executive with respect to taxes paid by Executive in connection with reimbursement of transition costs pursuant to this
Section 3.10. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any, imposed as a result of any action or inaction by the Company) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed in connection with the reimbursement of transition costs.

     3.1. Relocation of Residence. Up to two years after the Effective Date, the Company shall reimburse the Executive for the costs, up to an amount to be mutually agreed between the Company and the Executive, associated with (i) the closing of the purchase of a house or condominium in the Metropolitan Area (including but not limited to, loan origination fees and brokers' fees); (ii) the relocation of personal property to such house or condominium; (iii) the sale of the Executive's existing home in Nebraska; and (iv) the reasonable cost of travel expenses, including expenses for air and ground transportation and incidental travel-related

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expenses such as meals, parking and long distance telephone charges incurred by the Executive's spouse and immediate family in connection with travel to the Metropolitan Area for the purpose of searching for housing in the Metropolitan Area; provided, however, that the Executive shall properly account therefor in accordance with the requirements for federal income tax deductibility and the Company's policies and procedures. For each applicable tax year, the Company shall make a lump-sum cash "gross-up" payment to Executive with respect to taxes paid by Executive in connection with reimbursement of relocation costs pursuant to this Section 3.11. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any, imposed as a result of any action or inaction by the Company) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed in connection with the reimbursement of relocation costs.

     3.12. Transportation Stipend. During the term of his employment hereunder, the Executive shall be entitled to a stipend of $1,000, to be paid consistent with Company practice for senior executives, each month to cover expenses associated with transportation, including leasing or owning an automobile; provided, however, that the Executive shall properly account therefor in accordance with the requirements for federal income tax deductibility and the Company's policies and procedures.

     3.13. Country Club Allowance. Executive shall be entitled to reimbursement of up to (a) $60,000 to cover initiation fees and (b) $6,500 to cover annual dues at any country club in the Metropolitan Area; provided, however, that the Executive shall properly account therefor in accordance with the requirements for federal income tax deductibility and the Company's policies and procedures.

     3.14. Legal Fees. The Company shall reimburse Executive for up to $10,000 of legal fees and related expenses incurred by the Executive in connection with the negotiation of this agreement.

4.  OFFICES; SUBSIDIARIES AND AFFILIATES.

     4.1. Generally. The Executive agrees to serve during the term of his employment hereunder, if elected or appointed thereto, in one or more positions as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates. Service in such additional positions will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement.

     4.2. Indemnification. The Company agrees that in connection with the Executive's service in additional positions as provided under Section 4.1, the Executive shall be entitled to the benefit of any indemnification provisions in the charter and by-laws of the Company and any of its Subsidiaries and Affiliates for which the Executive serves in such an additional

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position and any director and officer liability insurance coverage carried by the Company and any of its Subsidiaries and Affiliates for which the Executive serves as an officer or director.

5.  UNAUTHORIZED DISCLOSURE; INVENTIONS.

     5.1. Confidential Information. The Executive acknowledges that the Company and its Subsidiaries and Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Subsidiaries or Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Subsidiaries and Affiliates for protecting Confidential Information and agrees not to disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries and Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries or Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

     5.2. Protection of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries or Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company or its Subsidiaries or Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

     5.3. Proprietary Rights. Any and all inventions, discoveries, developments, methods, processes, compositions, works, supplier and customer lists (including information relating to the generation and updating thereof), concepts and ideas (whether or not patentable or copyrightable) (collectively, "Inventions") conceived, made, developed, created or reduced to practice (collectively, "Conceived") by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the term of his employment by the Company, which may be directly or indirectly useful in, or related to, the business, ventures or other activities of or products manufactured or sold by the Company or any of its Subsidiaries or Affiliates or any business or products contemplated by the Company or any of its Subsidiaries or Affiliates while the Executive was or is an employee, officer or director of the Company (collectively, "Proprietary Rights"), together with Inventions so Conceived by the Executive within the six-month period following the Termination Date and which directly relate to Company work initiated, conducted or observed prior to the Termination Date, shall be promptly and fully disclosed by the Executive to the Board and shall be the exclusive property of the Company as against the Executive and his successors, heirs, devisees, legatees and assigns, and the Executive hereby assigns to the Company his entire right, title and interest

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therein and shall promptly deliver to the Company all papers, drawings, models, data and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created or reduced to practice by him as aforesaid. All copyrightable Proprietary Rights shall be considered "works made for hire." The Executive shall, upon the Company's request and without any payment therefor or expense with respect thereto, execute any documents necessary or advisable in the reasonable opinion of the Company's counsel to assign, and confirm the Company's title in, his entire right, title and interest in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to the Company with respect to such Proprietary Rights as are the Company's exclusive property as against the Executive and his successors, heirs, devisees, legatees and assigns under this Section 5.3 or to vest in the Company title to such Proprietary Rights as against the Executive and his successors, heirs, devisees, legatees and assigns, the expense of securing any such patent or copyright, however, to be borne by the Company.

6. RESTRICTED ACTIVITIES. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries and Affiliates:

     6.1. Non-Competition. While the Executive is employed by the Company and for a period of two years immediately following termination of his employment (the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Subsidiaries or Affiliates within the United States in any Competitive Business or undertake any planning for any Competitive Business. Without limiting the generality of the foregoing, during the Non-Competition Period, the Executive will not solicit or encourage any Person who is or was a customer of the Company or any of its Subsidiaries or Affiliates to terminate its relationship with any of them, or to conduct with any other Person any business or activity which such customer conducted with the Company or any of its Subsidiaries or Affiliates, and which is or would be detrimental to the Company.

     6.2. Outside Activities. The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or any of its Subsidiaries or Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with the performance of his duties and obligations to the Company or any of its Subsidiaries or Affiliates.

     6.3. Non-Solicitation of Employees. Acknowledging the strong interest of the Company in an undisrupted workplace, the Executive further agrees that while he is employed by the Company and for a period of two years immediately following termination of his employment, the Executive will not (a) directly, or indirectly through agents or other representatives, seek to persuade, solicit or encourage any employee of the Company or any of its Subsidiaries or Affiliates to discontinue employment with the Company or any of its Subsidiaries or Affiliates or (b) solicit or encourage any independent contractor providing

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services to the Company or any of its Subsidiaries or Affiliates to terminate or diminish its relationship with the Company or any of its Subsidiaries or Affiliates.

     6.4. Ownership of Securities. Notwithstanding the provisions of this Sections 6, the Executive shall have the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is (a) issued by any Person engaged in a Competitive Business and (b) publicly traded on a national securities exchange or over-the-counter market.

7. ENFORCEMENT OF COVENANTS. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 5 and 6. The Executive agrees that such restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Section 5 or 6, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive (or other equitable) relief against any breach or threatened breach by the Executive of any of such covenants, without having to post bond. The Company will be entitled to recover from the Executive any attorneys fees and costs it incurs in connection with the successful enforcement of its rights under Section 5 and 6, and the Executive will be entitled to recover from the Company reasonable attorneys fees and costs he incurs in connection with the successful defense of any such enforcement action brought by the Company. The parties further agree that, in the event that any provision of Section 5 or 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.  TERMINATION.

     8.1. Death. The Executive's employment hereunder shall terminate upon his death.

     8.2. Incapacity. If the Executive shall have been unable to perform his duties hereunder by reason of any physical or mental illness, injury or other incapacity (collectively, "Incapacity") (a) for any period of 90 consecutive days or (b) for a total of 150 days in any period of 12 consecutive calendar months, in the reasonable judgment of the Board, after consultation with such experts, if any, as the Board may deem necessary or advisable, the Company may terminate the Executive's employment hereunder by written notice to the Executive. During any period of Incapacity prior to termination of the Executive's employment under this Section 8.2, the Company shall continue to pay and provide to the Executive, as the case may be, all amounts and benefits due the Executive under Section 3.

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     8.3. Cause.  The Company may terminate the Executive's employment hereunder for Cause at any time upon written notice to the Executive. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon: (a) the Executive's breach of any of his obligations set forth in this Agreement, which breach is not cured within 15 days after receipt by the Executive from the Board of written notice of such breach; (b) the Executive's breach of his fiduciary duties as an officer or director of the Company or any of its Subsidiaries or Affiliates, or as an officer, trustee, director or other fiduciary of any pension or employee benefit plan of the Company or any of its Subsidiaries or Affiliates; (c) the Executive's commission of a felony involving fraud, personal dishonesty or moral turpitude (whether or not in connection with his employment); or (d) the Executive's failure to follow the reasonable instructions of the Board, which failure does not cease within 15 days after receipt by the Executive from the Board of written notice of such failure, except if such failure shall take place after a Change of Control, in which case such termination shall, for purposes of this Agreement, be considered a termination pursuant to Section 8.4.

     8.4. Other than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon written notice to the Executive.

     8.5. Good Reason. The Executive may terminate the Executive's employment hereunder for Good Reason at any time upon 60 days' prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 8.5, the Board may elect to waive the period of notice or any portion thereof. For the purposes of this Agreement, the Executive shall have "Good Reason" to terminate the Executive's employment hereunder upon: (a) material diminution in the nature or scope of Executive's responsibilities, duties or powers, in each case except in the event of termination of the Executive's employment pursuant to Section 8.1, 8.2, 8.3 or 8.6; (b) material failure of the Company to provide Executive the Salary and benefits in accordance with the terms of Section 3 hereof or (c) subsequent to a Change of Control, the Executive is not the most senior executive officer of the Company or the successor company, as the case may be.

     8.6. Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon 60 days' prior written notice to the Company. In the event of termination of the Executive pursuant to this Section 8.6, the Board may elect to waive the period of notice, or any portion thereof.

9.  COMPENSATION UPON TERMINATION.

     9.1. Death. In the event of the Executive's death during the term hereof, the Company shall pay or transfer, as the case may be, to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (a) his Salary that is earned and unpaid at the date of death, (b) all amounts due the Executive as of the date of Executive's death or becoming due as a result of Executive's death or arising before but payable or to be provided after said death pursuant to Sections 3.4 through 3.14, (c) to the extent not already granted, the grant of Stock Options contemplated by
Section 3.5; and (d) at the end of such

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fiscal year, an amount equal to the product of (A) the Annual Bonus that the
Executive would otherwise have earned for such fiscal year if death had not occurred multiplied by (B) a fraction, the numerator of which is the number of days from the beginning of such fiscal year until the date of death and the denominator of which is 365.

     9.2. Incapacity. If the Executive's employment shall be terminated by reason of his incapacity pursuant to Section 8.2, the Company shall (a) continue through the Termination Date to pay or provide to Executive, as the case may be, all amounts and benefits due to the Executive through the Termination Date under
Section 3 and continue after the Termination Date to pay or provide to Executive all amounts and benefits under Section 3 arising before, but payable or to be provided after, the Termination Date and (b) pay the Executive at the end of the fiscal year in which the Termination Date occurred, an amount equal to the product of (A) the Annual Bonus that the Executive would otherwise have earned for such fiscal year if termination pursuant to Section 8.2 had not occurred multiplied by (B) a fraction, the numerator of which is the number of days from the beginning of such fiscal year until the date of termination pursuant to
Section 8.2 and the denominator of which is 365. In addition, the Executive shall receive disability insurance payments to the extent the Executive is eligible under the Company's disability insurance policy and applicable law.

     9.3. Cause. If the Company shall terminate the Executive's employment for Cause, the Company shall have no further obligations to the Executive under this Agreement other than payment or provision to the Executive, as the case may be, of all amounts and benefits due the Executive through the Termination Date under
Section 3 and payment or provision to Executive of all amounts and benefits arising under Section 3 before, but payable or to be provided after, the Termination Date.

     9.4. Other than for Cause; Good Reason. If the Company shall terminate the Executive's employment pursuant to Section 8.4 or the Executive shall terminate the Executive's employment pursuant to Section 8.5, and if no benefits are payable to the Executive under a separate severance agreement or an executive severance plan (acknowledged in writing by the Executive to supersede the provisions of this Section 9.4) as a result of such termination, then the Company shall pay or provide to the Executive:

          (a) as soon as reasonably practicable after the Termination Date, all amounts and benefits provided for in Section 3 and due to the Executive through the Termination Date and all amounts and benefits arising under
     Section 3 before the Termination Date but payable or to be provided after the Termination Date;

          (b) Executive's Salary in effect at the time notice of termination is given until the second anniversary of the Termination Date, payable on a monthly basis or such other time increment as the Executive and the Company mutually agree; and

          (c) to the extent not previously paid, an Annual Bonus for the fiscal year ending December 31, 2000 (such Annual Bonus to be prorated for the period that

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     Executive is employed by the Company in 2000) in an amount equal to 100% of Salary in effect at the time notice of termination is given, and an Annual Bonus for the fiscal year ending December 31, 2001 in an amount equal to 50% of Salary in effect at the time notice of termination is given.

With respect to any termination of employment to which this Section 9.4 applies, until the earlier to occur of (1) the second anniversary of the Termination Date or (2) the date on which the Executive receives from another employer (including self-employment or engaging in an enterprise as a sole proprietor or partner) medical and dental benefits substantially comparable to those made available by the Company to the Executive as of the time notice of termination is given (and without regard to any diminution of such medical and dental benefits made by the Company in anticipation of such notice of termination) (the "Benefits Termination Date"), the Company shall, if the Executive was participating in any Company medical and dental insurance plans pursuant to Section 3.7 immediately prior to the effectiveness of his termination of employment and subject to any employee contribution applicable to the Executive immediately prior to such effectiveness, continue to provide and contribute to the cost of the Executive's participation in such medical and dental insurance plans so long as the Executive is entitled to continue such participation under applicable law and plan terms. The obligations of the Company to the Executive under this Section
9.4 (other than clause (a) of the first sentence of this Section 9.4) are conditioned upon the Executive's signing a release of claims in the form of Exhibit A (the "Release") within 28 days of the date on which notice of termination is given and upon such Release remaining in full force and effect thereafter. Except as otherwise provided, all severance payments under this
Section 9.4 will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company and will begin at the Company's next regular payroll period following the effective date of the Release, but shall be retroactive to the Termination Date; provided, that payments to the Executive under this Section 9.4 shall not be reduced by reason of any compensation payments Executive receives from employment subsequent to the Termination Date.

     9.5 Other than for Good Reason. If the Executive shall terminate his employment pursuant to Section 8.6, the Company shall have no further obligations to the Executive under this Agreement other than payment or provision of all amounts and benefits provided for in Section 3 and due to the Executive through the Termination Date and all amounts and benefits arising under Section 3 before the Termination Date but payable or to be provided after the Termination Date (provided, that, if, in accordance with Section 8.6, the Board elects to waive the period of notice, or any portion thereof, the payment of Salary under this Section 9.5 shall continue through the notice period or any portion thereof so waived).

     9.6 Post-Termination Obligations Generally. Except as expressly set forth in this Section 9, the Stock Option Certificate and as provided by law, the Company shall have no further obligations to the Executive following expiration of the term of the Executive's employment hereunder, and performance by the Company of any obligation specifically provided in this Section 9 shall constitute full settlement of any claim that the Executive may have on account of such termination against the Company and its Subsidiaries and Affiliates and all of their respective past and present officers, directors, stockholders, controlling Persons, employees, agents, representatives, successors and assigns and all other others connected with any of them, both individually and in their official capacities.

     9.7 Change of Control. If within two years of a Change of Control, the Executive terminates his employment for Good Reason or the Company terminates Executive's employment other than for Cause, the Company shall have no further obligations to the Executive under this Agreement other than (i) a lump sum payment equal to two times the sum of the Salary and the Annual Bonus paid to Executive during the preceding twelve months; provided, that if Executive terminates his employment pursuant to this Section 9.7 during any period prior to March 27, 2001, the Annual Bonus portion of the calculation shall be fixed at $550,000; (ii) continued contributions (if the Executive was participating in any Company medical and dental insurance plans pursuant to Section 3.7 immediately prior to the effectiveness of his termination of employment and subject to any employee contribution applicable to the Executive immediately prior to such effectiveness), until the Benefits Termination Date, to the cost of Executive's participation in such medical and dental insurance plans so long as the Executive is entitled to continue such participation under applicable law and plan terms; and (iii) all amounts and benefits provided for in Section 3 and due to the Executive through the Termination Date and all amounts and benefits arising under Section 3 before the Termination Date but payable or to be provided after the Termination Date.

10. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive's obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition, nonsolicitation or similar covenants that would affect the performance of Executive's obligations hereunder or would restrict the Company in its operations, including hiring any additional executives. Executive has provided the Company with a true and correct copy of all agreements having executory obligations on the part of the Executive or the Company between Executive and Executive's former employer or employers and any similar agreements governing Executive's rights and obligations relating to any former employer. Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without such party's consent.

11. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12. NOTICES. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by nationally recognized overnight courier; or
(c) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

          If to the Executive:

               James T. Smith
               21 Saint Andrews Drive
               St. Louis, MO 63124

          If to the Company:

               Aurora Foods Inc.
               1000 St. Louis Union Station, Suite 300
               St. Louis, MO  63103
               Attention:  Board of Directors
               Facsimile:  (314) 632-5633

          with a copy to:

               Fenway Partners, Inc.
               152 West 57th Street, 59th Floor
               New York, NY  10019
               Attention:  Richard C. Dresdale
               Facsimile:  (212) 757-0609

          and

               McCown De Leeuw & Co.
               3000 Sand Hill Road
               Building 3, Suite 290
               Menlo Park, CA 94025
               Attention: George E. McCown
               Facsimile: (650) 854-0853

          and

               Ropes & Gray
               One International Place
               Boston, MA  02110
               Attention:  Lauren I. Norton, Esq.
               Facsimile:  (617) 951-7050

13. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section
13.  Except
as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word "including" shall be construed as "including without limitation" and (e) references to "$" mean United States dollars.

     13.1. "AAA" is defined in Section 19.

     13.2. "Affiliate" shall mean (a) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), (b) any other Person which, together with its Affiliates (as defined in clause (a) above), shall, directly or indirectly, own beneficially or control the voting of at least 10% of the ownership interest in the Company (or other specified Person) and (c) any other Person of which the Company (or other specified Person) and its Affiliates (as defined in clauses
(a) and (b) above) shall, directly or indirectly, own beneficially or control the voting of at least 10% of any class of outstanding capital stock or other evidence of beneficial interest or of any interest as a general partner or joint venturer.

     13.3. "Annual Bonus" is defined in Section 3.3.

     13.4. "Beneficial Owner" shall have the meaning in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have a "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     13.5. "Benefits Termination Date" is defined in Section 9.4.

     13.6. "Board" is defined in Section 2.

     13.7. "Cause" is defined in Section 8.3.

     13.8. "Change of Control" means:

                a. any person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided that the Permitted Holders are Beneficial Owners of, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Company than such other person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided, further, that a person (used as such term is defined in Sections

            13(d) and 14(d) of the Exchange Act) shall be deemed to be the Beneficial Owner of any Voting Stock of a Person held by any other Person (the "Parent Corporation") if such other person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) is the Beneficial Owner of, directly or indirectly, more than 35% of the voting power of the Voting Stock of the Parent Corporation and the Permitted Holders are Beneficial Owners of, directly or indirectly, in the aggregate, a lesser percentage of the voting power of the Voting Stock of the Parent Corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Parent Corporation; or

                 b. the consummation, through one transaction or a series of related transactions, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation the shareholders of the Company immediately prior to such reorganization, merger or consolidation are the Beneficial Owners, directly or indirectly, of more than 50% of, respectively, the then outstanding shares of Common Stock resulting from such reorganization, merger or consolidation and the combined voting power of the Voting Stock of the Company; or

                 c. the consummation, through one transaction or a series of related transactions, of (i) a complete liquidation or dissolution of the Company or (ii) the sale, disposition or other transfer or removal of assets of the Company to which 40% of the Company's annualized revenues as of December 31, 1999 are directly attributable; provided, that a Change of Control shall not be deemed to have occurred if the entity or entities acquiring control in such sale or disposition are the Permitted Holders or their Affiliates.

     13.9. "Common Stock" means the common stock, $.01 par value, of the Company.

     13.10. "Company" is defined in the preamble to this Agreement.

     13.11. "Competitive Business" means any existing business conducted by the Company or any of its Subsidiaries during the term of the Executive's employment with the Company; provided that the phrase "existing business" shall for purposes of this Section 13.11 be deemed to include any business actively proposed to be conducted by the Company and for which the Company has developed a formal business or marketing plan.

     13.12. "Confidential Information" means any and all information of the Company and its Subsidiaries and Affiliates that is not generally known by others with whom they compete or do business, or with whom they actively plan to compete or do business, including such information relating to (a) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Subsidiaries, (b) the Products, (c) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries and Affiliates, (d) the identity and special needs of the customers of the Company and its Subsidiaries and Affiliates and (e) the people and organizations with whom the Company and its Subsidiaries and Affiliates have business relationships and those relationships, but excluding information which
(i) is generally available to and known by the public or (ii) is or becomes known on a non-confidential basis from a source other than the Executive.

     13.13.  "Documents" is defined in Section 5.2.

     13.14.  "Effective Date" is defined in the preamble.

     13.15.  "Executive" is defined in the preamble.

     13.16. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

     13.17. "Fenway" means Fenway Capital Partners Fund, L.P., a Delaware limited partnership, and Fenway Capital Partners Fund II, L.P., a Delaware limited partnership.

     13.18.  "Good Reason" is defined in Section 8.5.

     13.19. "McCown" means McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. III (Europe), L.P., McCown De Leeuw & Co. III (Asia), L.P., Gamma Fund LLC, McCown De Leeuw & Co. IV, L.P., McCown De Leeuw & Co. IV Associates, L.P.

     13.20. "Metropolitan Area" means the St. Louis, Missouri metropolitan area.

     13.21.  "Non-Competition Period" is defined in Section 6.1.

     13.22.  "Option Shares" is defined in Section 3.5.

     13.23. "Permitted Holders" means Fenway, McCown, Delta Fund LLC, California Public Employees Retirement System, Dartford Partnership L.L.C., Tiger Oats Limited and UBS Capital LLC.

     13.24. "Person" means any individual, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization or entity, and any government, governmental department or agency or political subdivision thereof.

     13.25. "Products" means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries or Affiliates, together with all services provided or planned by the Company or any of its Subsidiaries or Affiliates, during the Executive's employment; provided that Products shall not include products not in distribution and for which there is not active planning, research, development or testing or for which there is not a current formal business or marketing plan.

     13.26.  "Proprietary Rights" is defined in Section 5.3.

     13.27.  "Release" is defined in Section 9.4.

     13.28.  "Repurchase Price" is defined in Section 3.5.

     13.29.  "Salary" is defined in Section 3.1.

     13.30.  "Special Bonus" is defined in Section 3.4.

     13.31.  "Stock Options" is defined in Section 3.5.

     13.32. "Subsidiary" means any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

     13.33.  "Termination Date" is defined in Section 1.2.

     13.34. "Voting Stock" of a Person means all classes of capital stock of such Person then outstanding and normally entitled to vote in the election of directors or managers.

14. EXCISE TAXES. (a) In the event that any payment or benefit provided to Executive by the Company will, as a result of a Change of Control, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any successor provision ("Section 4999"), the Company will make a lump-sum cash "gross-up" payment to Executive as set forth herein.

     (b) The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any, imposed as a result of any action or inaction by the Company) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999.

     (c) Determinations regarding the necessity and amount of any gross-up payments will be made by a nationally recognized accounting firm appointed by the Company, unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by mutual agreement of Executive and the Company (the firm making the determinations to be referred to as the "Firm"). The determinations of the Firm will be binding upon Executive and the Company, except to the extent that the determinations are established in connection with the resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

     (d) In the event of any controversy with the Internal Revenue Service regarding the application of Section 4999 to any payments made to Executive, Executive will promptly inform the Company and will cooperate fully in resolving the controversy. The Company will control the conduct of the controversy on the issue of whether any amount paid to Executive constitutes "excess parachute payments." The Company will make or advance such gross-up payments as are necessary, as determined by the Firm, to prevent Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. Executive shall return to the Company all amounts of any gross-up payment which, upon final resolution of the matter, are deemed not to be owing to the Internal Revenue Service or are refunded to Executive by the Internal Revenue Service, together with any interest on such amount paid by the Internal Revenue Service. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Executive to the Company and the amount thereof. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses. Executive shall not agree with the Internal Revenue Service on the resolution of any controversy without the consent of the Company, which consent shall not be unreasonably withheld.

15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing by the Executive and such officer as may be specifically authorized by the Board in connection with such approval. No waiver by either party hereto at any time of compliance with or of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement and the legal relations created thereby shall be governed by the domestic substantive laws of the State of Missouri without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

16. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18. ENTIRE AGREEMENT. This Agreement (together with the Stock Option Certificate) constitutes the entire agreement between the parties hereto, and supersedes any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment with the Company.

19. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon (a) the Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (b) the Company and its successors (including by means of reorganization, merger, consolidation or liquidation) and permitted assigns. The Company may assign this Agreement to any of its Subsidiaries or to any successor of the Company by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which the Executive is at any time associated; provided that, no such assignment shall operate to release the Company from its payment and benefit obligations hereunder. The Company requires the personal services of the Executive hereunder and the Executive may not assign this Agreement.

20. ARBITRATION. With the exception of claims arising under or connected to Sections 5 and 6, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator in St. Louis, Missouri in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect; provided, however, that the parties may agree to use an arbitrator other than those provided by the AAA.
The arbitrator shall not have the authority to add to, detract from, or modify, any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay and severance compensation, and, to the extent deemed reasonable and appropriate by such arbitrator given the issues involved and the outcome of the arbitration, shall award to the prevailing party reimbursement of out of pocket costs and expenses (including legal fees) incurred by such party in connection with such dispute or controversy, together with interest thereon. A decision by a the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having competent jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator's decision on the merits.


               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, as of the date first above written.

                              THE COMPANY:

                              AURORA FOODS INC.


                              By  /s/ Richard C. Dresdale
                                  ------------------------------
                                  Richard C. Dresdale
                                  Chairman of the Board



                              THE EXECUTIVE:


                              -----------------------------------
                              James T. Smith

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, as of the date first above written.

                              THE COMPANY:

                              AURORA FOODS INC.


                              By
                                 ------------------------------
                                 Richard C. Dresdale
                                 Chairman of the Board



                              THE EXECUTIVE:


                              /s/ James T. Smith
                              ---------------------------------
                              James T. Smith

                                                                       Exhibit A
                                                                       ---------

                               RELEASE OF CLAIMS

     FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Employment Agreement dated as of March 27, 2000 (as amended and in effect from time to time, the "Employment Agreement") between Aurora Foods Inc., a Delaware corporation (the "Company"), and me, I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge Fenway (as defined in the Employment Agreement), the Company and their respective Affiliates (as defined in the Employment Agreement) and all of their respective past and present officers, directors, stockholders, controlling persons, employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the "Released"), both individually and in their official capacities, from any and all rights, liabilities, claims, demands and causes of action of any type (collectively, "Claims") which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company, each as amended from time to time); provided, however, that the foregoing release shall not apply to any future claim to enforce the terms of my Employment Agreement with the Company or any future claim arising from my status as a vested beneficiary of an employee benefit or pension benefit plan.

     In signing this Release of Claims, I acknowledge that I have had at least 21 days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I am encouraged by the Company to seek the advice of an attorney prior to signing this Release of Claims; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

     I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

     Intending to be legally bound, I have signed this Release of Claims under seal as of the date first written above.


Signature: ___________________________________
           James T. Smith

Date Signed: _________________________________